EXHIBIT 4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated May 16, 2006 (except as to note 21, which is as of May 19, 2006), relating to the consolidated balance sheets of FirstService Corporation (the “Company”) as at March 31, 2006 and 2005 and the consolidated statements of earnings, shareholders’ equity and cash flows for each year in the three-year period ended March 31, 2006, appearing in this Annual Report on Form 40-F of the Company for the year ended March 31, 2006.

PricewaterhouseCoopers LLP
Chartered Accountants

Toronto, Canada
May 26, 2006